REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Trustees and Shareholders of Oppenheimer Multi-State Municipal Trust:
We have audited the accompanying statement of assets and liabilities of Oppenheimer New Jersey Municipal Fund (one of the portfolios constituting the Oppenheimer Multi-State Municipal Trust), including the statement of investments, as of July 29, 2011, and the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of July 29, 2011, by correspondence with the custodian and brokers, or by other appropriate auditing procedures where replies from brokers were not received. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of Oppenheimer New Jersey Municipal Fund as of July 29, 2011, the results of its operations and cash flows for the year then ended, the changes in its net assets for each of the years in the two-year period then ended, and the financial highlights for each of the years in the five-year period then ended, in conformity with U.S. generally accepted accounting principles.
KPMG llp
Denver, Colorado
September 20, 2011

STATEMENT OF INVESTMENTS July 29, 2011*

Principal
Amount		Coupon	Maturity	Value

Municipal Bonds and Notes—115.1%
New Jersey—79.3%
$335,000	Atlantic County, NJ Utilities Authority Solid Waste[1]	7.125%	03/01/2016	$334,735
3,480,000	Bayonne, NJ Parking Authority (City Parking)[1]	5.000	06/15/2027	2,993,809
6,065,000	Bayonne, NJ Redevel. Agency[1]	7.625	04/01/2038	6,678,839
10,000	Bergen County, NJ HDC[1]	6.750	10/01/2018	10,026
75,000	Bergen County, NJ Utilities Authority[1]	5.500	12/15/2016	75,270
35,000	Berkeley, NJ HFC (Bayville Hsg.)[1]	5.750	08/01/2014	35,108
3,000,000	Burlington County, NJ Bridge Commission Economic Devel. (The Evergreens)[1]	5.625	01/01/2038	2,534,610
140,000	Camden County, NJ Improvement Authority (Cooper Health System)[1]	5.000	02/15/2035	116,914
10,000	Camden County, NJ Improvement Authority (Cooper Health System)[1]	5.750	02/15/2034	9,308
60,000	Casino Reinvestment Devel. Authority of NJ1	5.250	06/01/2017	63,239
250,000	Essex County, NJ Improvement Authority (Newark)[1]	6.250	11/01/2030	265,015
20,000	Essex County, NJ Improvement Authority (Sportsplex)[1]	5.625	10/01/2023	20,019
105,000	Essex County, NJ Improvement Authority (Sportsplex)[1]	5.625	10/01/2027	105,061
5,000	Highlands, NJ Board of Education COP[1]	6.375	02/15/2017	5,013
1,500,000	Hudson County, NJ Improvement Authority (Lincoln Park Golf Course)[1]	5.000	06/01/2035	1,506,270
1,250,000	Hudson County, NJ Improvement Authority (Lincoln Park Golf Course)[1]	5.000	06/01/2038	1,247,163
2,655,000	Hudson County, NJ Improvement Authority (Lincoln Park Golf Course)[1]	5.500	06/01/2041	2,753,846
80,000	Hudson County, NJ Improvement Authority (North Hudson Regional Fire & Rescue)[1]	5.700	09/01/2023	80,020
5,000	Jackson, NJ Township Municipal Utilities Authority[1]	5.500	12/01/2015	5,015
95,000	Lodie, NJ Board of Education COP[1]	5.700	09/15/2021	95,139
10,000	Middlesex County, NJ Improvement Authority (Edison Township)	5.650	09/15/2011	10,045
630,000	Middlesex County, NJ Improvement Authority (Heldrich Center Hotel)[1]	5.000	01/01/2015	359,982
500,000	Middlesex County, NJ Improvement Authority (Heldrich Center Hotel)[1]	5.000	01/01/2020	281,080
2,535,000	Middlesex County, NJ Improvement Authority (Heldrich Center Hotel)[1]	5.000	01/01/2032	1,428,143
1,100,000	Middlesex County, NJ Improvement Authority (Heldrich Center Hotel)[1]	5.125	01/01/2037	619,839
20,000	Middlesex County, NJ Improvement Authority (South Plainfield Urban Renewal)[1]	5.500	09/01/2030	20,004
35,000	Neptune City, NJ Hsg. Authority[1]	6.000	04/01/2019	35,035
50,000	Newark, NJ Hsg. Authority (Lock Street Urban Renewal Partnership)[1]	6.400	01/20/2034	50,052

Principal
Amount		Coupon		Maturity	Value

New Jersey Continued
$2,250,000	Newark, NJ Hsg. Authority (South Ward Police Facility)[1]	6.750%		12/01/2038	$2,550,893
2,045,000	NJ EDA (American Airlines)	7.100		11/01/2031	1,702,238
3,060,000	NJ EDA (Applewood Estates)[1]	5.000		10/01/2035	2,513,668
50,000	NJ EDA (Bristol Glen)[1]	5.750		07/01/2029	44,111
860,000	NJ EDA (Cadbury at Cherry Hill)[1]	5.500		07/01/2018	789,239
25,000	NJ EDA (Cadbury at Cherry Hill)[1]	5.500		07/01/2028	19,277
25,000	NJ EDA (Consumers New Jersey Water Company)[1]	5.100		09/01/2032	22,659
2,500,000	NJ EDA (Continental Airlines)[1]	6.250		09/15/2019	2,489,550
2,395,000	NJ EDA (Continental Airlines)[1]	6.250		09/15/2029	2,298,362
3,000,000	NJ EDA (Continental Airlines)[1]	6.400		09/15/2023	2,990,970
11,430,000	NJ EDA (Continental Airlines)[1]	7.000		11/15/2030	11,437,533
9,475,000	NJ EDA (Continental Airlines)[1]	9.000		06/01/2033	9,807,478
3,100,000	NJ EDA (Cranes Mill)[1]	5.100		06/01/2027	2,784,823
175,000	NJ EDA (Dept. of Human Services)[1]	6.250		07/01/2024	176,983
135,000	NJ EDA (Devereux Foundation)[1]	5.450		05/01/2027	135,024
2,999,948	NJ EDA (Empowerment Zone-Cumberland)[2]	7.750		03/01/2021	1,212,339
6,000,000	NJ EDA (GMT Realty)[1]	6.875		01/01/2037	5,401,800
18,215,000	NJ EDA (Hamilton Care)[1]	6.650		11/01/2037	15,634,117
10,000	NJ EDA (Hillcrest Health Service)	7.250	[3]	01/01/2018	7,138
4,135,000	NJ EDA (Kapkowski Road Landfill)[1]	6.500		04/01/2031	4,067,889
50,000	NJ EDA (Keswick Pines)[1]	5.600		01/01/2012	49,935
60,000	NJ EDA (Keswick Pines)[1]	5.700		01/01/2018	56,786
145,000	NJ EDA (Keswick Pines)[1]	5.750		01/01/2024	127,538
30,000	NJ EDA (Kullman Associates)[1]	6.125		06/01/2018	27,775
110,000	NJ EDA (Kullman Associates)[1]	6.750		07/01/2019	103,088
160,000	NJ EDA (Leisure Park)[1]	5.875		12/01/2027	138,387
50,000	NJ EDA (Liberty State Park)	5.700		03/15/2016	50,193
810,000	NJ EDA (Lions Gate)[1]	5.750		01/01/2025	745,889
1,345,000	NJ EDA (Lions Gate)[1]	5.875		01/01/2037	1,159,256
30,000	NJ EDA (Manchester Manor)[1]	6.700		08/01/2022	30,062
1,000,000	NJ EDA (Marcus L. Ward Home)[1]	5.750		11/01/2024	997,790
1,200,000	NJ EDA (Marcus L. Ward Home)[1]	5.800		11/01/2031	1,173,324
2,280,000	NJ EDA (Masonic Charity Foundation of New Jersey)[1]	5.500		06/01/2031	2,294,455
1,000,000	NJ EDA (Masonic Charity Foundation of New Jersey)[1]	6.000		06/01/2025	1,019,750
90,000	NJ EDA (Metromall Urban Renewal)[1]	6.500		04/01/2031	87,464
1,535,000	NJ EDA (Middlesex Water Company)[1]	5.250		02/01/2029	1,459,110
770,000	NJ EDA (Middlesex Water Company)[1]	5.350		02/01/2038	736,413
330,000	NJ EDA (Motor Vehicle Surcharges)[1]	5.250		07/01/2031	338,283
2,500,000	NJ EDA (MSU Student Hsg.)[1]	5.750		06/01/2031	2,462,000
5,000	NJ EDA (New Jersey American Water Company)[1]	5.250		11/01/2032	5,007

STATEMENT OF INVESTMENTS Continued

Principal
Amount		Coupon		Maturity	Value

New Jersey Continued
$2,800,000	NJ EDA (New Jersey American Water Company)[1]	5.250%		07/01/2038	$2,660,700
4,855,000	NJ EDA (New Jersey American Water Company)[1]	5.375		05/01/2032	4,855,291
5,320,000	NJ EDA (New Jersey American Water Company)[1]	5.600		11/01/2034	5,415,228
4,000,000	NJ EDA (New Jersey American Water Company)[1]	5.700		10/01/2039	4,052,280
125,000	NJ EDA (New Jersey Natural Gas Company)[1]	5.000		12/01/2038	111,910
10,000	NJ EDA (New Jersey Transit Corp.)[1]	5.750		12/15/2017	10,022
30,000	NJ EDA (New Jersey Transit Corp.)[1]	5.750		12/15/2017	30,067
400,000	NJ EDA (Newark Downtown District Management Corp.)[1]	5.125		06/15/2027	376,152
700,000	NJ EDA (Newark Downtown District Management Corp.)[1]	5.125		06/15/2037	612,514
3,995,000	NJ EDA (Nui Corp.)[1]	5.250		11/01/2033	3,750,386
260,000	NJ EDA (Nui Corp.)[1]	5.250		11/01/2033	244,080
5,655,000	NJ EDA (Pingry School)[1]	5.000		11/01/2038	4,967,182
1,010,000	NJ EDA (Reformed Church Ministries to the Aging The Particulare Synod Mid-Atlantics)[1]	5.375		12/01/2018	974,044
7,580,000	NJ EDA (School Facilities Construction)[4]	5.125		03/01/2028	7,733,798
8,680,000	NJ EDA (School Facilities Construction)[4]	5.125		03/01/2030	8,804,471
8,750,000	NJ EDA (School Facilities Construction)[1]	5.125		03/01/2030	8,875,475
1,000,000	NJ EDA (School Facilities)[1]	5.250		09/01/2026	1,053,470
50,000	NJ EDA (St. Barnabas Medical Center)	6.750	[3]	07/01/2018	33,298
65,000	NJ EDA (St. Barnabas Medical Center)	6.833	[3]	07/01/2021	35,602
25,000	NJ EDA (St. Barnabas Medical Center)	7.153	[3]	07/01/2020	14,676
1,000,000	NJ EDA (St. Francis Life Care Corp.)[1]	5.750		10/01/2023	959,780
10,000	NJ EDA (The Presbyterian Home at Montgomery)[1]	6.250		11/01/2020	9,458
115,000	NJ EDA (The Presbyterian Home at Montgomery)[1]	6.375		11/01/2031	100,612
20,000	NJ EDA (United Methodist Homes of New Jersey)[1]	5.125		07/01/2018	19,107
45,000	NJ EDA (University of Medicine and Dentistry of New Jersey)[1]	6.000		06/01/2021	45,059
2,500,000	NJ EDA Retirement Community (Seabrook Village)[1]	5.250		11/15/2026	2,215,225
3,500,000	NJ EDA Retirement Community (Seabrook Village)[1]	5.250		11/15/2036	2,866,920
660,000	NJ Educational Facilities Authority (Fairleigh Dickinson University), Series D1	5.250		07/01/2032	610,289
16,270,000	NJ Educational Facilities Authority (Fairleigh Dickinson University), Series D1	6.000		07/01/2025	16,599,793
5,000	NJ Educational Facilities Authority (Stevens Institute of Technology)[1]	5.000		07/01/2018	5,607
4,055,000	NJ Health Care Facilities Financing Authority (AHS Hospital Corp.)[1]	5.500		07/01/2031	4,221,579
170,000	NJ Health Care Facilities Financing Authority (Atlanticare Regional Medical Center)[1]	5.750		07/01/2025	172,084
1,855,000	NJ Health Care Facilities Financing Authority (Bayonne Hospital)[1]	6.250		07/01/2012	1,855,798

Principal
Amount		Coupon		Maturity	Value

New Jersey Continued
$17,085,000	NJ Health Care Facilities Financing Authority (Catholic Health East)[1]	5.000%		11/15/2033	$16,902,532
50,000	NJ Health Care Facilities Financing Authority (CoMC/KMCC Obligated Group)[1]	5.500		07/01/2017	50,080
35,000	NJ Health Care Facilities Financing Authority (CoMC/KMCC Obligated Group)[1]	5.500		07/01/2027	34,998
7,000,000	NJ Health Care Facilities Financing Authority (Deborah Heart & Lung Center)[1]	6.300		07/01/2023	6,253,800
1,750,000	NJ Health Care Facilities Financing Authority (Hackensack University Medical Center)[1]	5.000		01/01/2034	1,635,830
750,000	NJ Health Care Facilities Financing Authority (Hebrew Old Age Center of Atlantic City)[1]	5.300		11/01/2026	600,180
1,000,000	NJ Health Care Facilities Financing Authority (Hebrew Old Age Center of Atlantic City)[1]	5.375		11/01/2036	729,000
1,010,000	NJ Health Care Facilities Financing Authority (Holy Name Hospital)[1]	5.000		07/01/2036	840,441
5,485,000	NJ Health Care Facilities Financing Authority (Jersey Shore University Medical Center)[1]	6.750		07/01/2019	5,497,177
1,250,000	NJ Health Care Facilities Financing Authority (KMH-UMC/KSC Obligated Group)[1]	5.625		07/01/2031	1,249,963
75,000	NJ Health Care Facilities Financing Authority (ONP/MHC Obligated Group)[1]	5.375		07/01/2024	75,071
50,000	NJ Health Care Facilities Financing Authority (Palisades Medical Center)[1]	5.200		07/01/2019	47,936
1,388,838	NJ Health Care Facilities Financing Authority (Pascack Valley Hospital Assoc.)[2]	5.125		07/01/2018	14
5,589,317	NJ Health Care Facilities Financing Authority (Pascack Valley Hospital Assoc.)[2]	5.125		07/01/2028	56
129,334	NJ Health Care Facilities Financing Authority (Pascack Valley Hospital Assoc.)[2]	6.625		07/01/2036	1
600,000	NJ Health Care Facilities Financing Authority (Raritan Bay Medical Center)[1]	7.250		07/01/2014	571,860
9,830,000	NJ Health Care Facilities Financing Authority (Raritan Bay Medical Center)[1]	7.250		07/01/2027	7,613,630
10,000	NJ Health Care Facilities Financing Authority (Somerset Medical Center)[1]	5.500		07/01/2023	8,837
70,000	NJ Health Care Facilities Financing Authority (Somerset Medical Center)[1]	5.500		07/01/2033	53,752
15,000	NJ Health Care Facilities Financing Authority (St. Barnabas Corp.)	6.621	[3]	07/01/2017	10,624
37,955,000	NJ Health Care Facilities Financing Authority (St. Barnabas Corp./St. Barnabas Medical Center Obligated Group)	6.250	[3]	07/01/2030	10,887,012

STATEMENT OF INVESTMENTS Continued

Principal
Amount		Coupon	Maturity	Value

New Jersey Continued
$45,000	NJ Health Care Facilities Financing Authority (St. Barnabas)[1]	5.000%	07/01/2024	$42,697
17,000,000	NJ Health Care Facilities Financing Authority (St. Joseph’s Hospital & Medical Center)[1]	6.625	07/01/2038	17,257,380
25,000	NJ Health Care Facilities Financing Authority (St. Peter’s Hospital)[1]	5.000	07/01/2013	25,031
500,000	NJ Health Care Facilities Financing Authority (St. Peter’s University Hospital/Margaret McLaughlin McCarrick Care Center Obligated Group)[1]	6.875	07/01/2020	500,520
7,050,000	NJ Health Care Facilities Financing Authority (St. Peter’s University Hospital/Margaret McLaughlin McCarrick Care Center Obligated Group)[1]	6.875	07/01/2030	7,051,058
2,500,000	NJ Health Care Facilities Financing Authority (St. Peters University Hospital)[5]	6.250	07/01/2035	2,503,500
35,000	NJ Health Care Facilities Financing Authority (THGS/THGSF Obligated Group)[1]	5.100	07/01/2021	31,248
50,000	NJ Health Care Facilities Financing Authority (THGS/THGSF Obligated Group)[1]	5.200	07/01/2031	39,422
2,000,000	NJ Health Care Facilities Financing Authority (Trinitas Hospital)[1]	5.250	07/01/2030	1,835,820
7,900,000	NJ Health Care Facilities Financing Authority (Trinitas Hospital/Marillac Corp. Obligated Group)[1]	5.250	07/01/2023	7,837,511
5,380,000	NJ Health Care Facilities Financing Authority (Trinitas Hospital/Marillac Corp. Obligated Group)[1]	5.250	07/01/2030	4,904,300
75,000	NJ Health Care Facilities Financing Authority (Virtua West Jersey Health System/Virtua Health Obligated Group)[1]	5.375	07/01/2029	76,341
30,000	NJ Higher Education Student Assistance Authority (Student Loans)[1]	5.250	06/01/2018	30,041
330,000	NJ Higher Education Student Assistance Authority (Student Loans)[1]	6.000	06/01/2015	331,049
30,000,000	NJ Higher Education Student Assistance Authority (Student Loans)[4]	6.125	06/01/2030	30,959,400
475,000	NJ Higher Education Student Assistance Authority (Student Loans)[1]	6.150	06/01/2019	475,964
570,000	NJ Hsg. & Mtg. Finance Agency (Multifamily)[1]	5.000	11/01/2036	553,869
140,000	NJ Hsg. & Mtg. Finance Agency (Multifamily)[1]	5.150	11/01/2030	139,996
45,000	NJ Hsg. & Mtg. Finance Agency (Multifamily)[1]	5.400	11/01/2017	45,043
35,000	NJ Hsg. & Mtg. Finance Agency (Multifamily)[1]	5.750	11/01/2025	35,030
10,000,000	NJ Hsg. & Mtg. Finance Agency (Single Family Hsg.)[4]	4.550	10/01/2022	10,064,000
4,890,000	NJ Hsg. & Mtg. Finance Agency (Single Family Hsg.)[4]	4.625	10/01/2027	4,756,650
4,500,000	NJ Hsg. & Mtg. Finance Agency (Single Family Hsg.)[4]	5.000	10/01/2037	4,440,195
3,700,000	NJ Hsg. & Mtg. Finance Agency (Single Family Hsg.)[4]	5.375	04/01/2030	3,756,943

Principal
Amount		Coupon		Maturity	Value

New Jersey Continued
$1,910,000	NJ Hsg. & Mtg. Finance Agency, Series A1	4.950%		11/01/2048	$1,640,327
190,000	NJ Hsg. & Mtg. Finance Agency, Series A1	5.550		05/01/2027	188,016
100,000	NJ South Jersey Port Corp.[1]	5.250		01/01/2030	98,718
10,000	NJ Sports & Expositions Authority[1]	5.250		03/01/2014	10,037
14,540,000	NJ Tobacco Settlement Financing Corp.[1]	4.500		06/01/2023	13,227,038
48,000,000	NJ Tobacco Settlement Financing Corp.[1]	4.625		06/01/2026	38,488,800
8,035,000	NJ Tobacco Settlement Financing Corp.[1]	4.750		06/01/2034	5,543,186
11,585,000	NJ Tobacco Settlement Financing Corp.[1]	5.000		06/01/2029	9,155,278
200,950,000	NJ Tobacco Settlement Financing Corp.	5.812	[3]	06/01/2041	8,092,257
5,000,000	NJ Transportation Trust Fund Authority[1]	5.500		06/15/2041	5,230,400
13,450,000	NJ Transportation Trust Fund Authority[1,5]	6.000		06/15/2035	14,947,389
10,000	Passaic Valley, NJ Sewage Commissioners[1]	5.500		12/01/2014	10,029
245,000	Salem County, NJ IPCFA (Atlantic City Electric Company)[1]	5.600		11/01/2025	245,164
60,000	Salem County, NJ IPCFA (Atlantic City Electric Company)[1]	5.600		11/01/2025	60,040
45,000	Salem County, NJ IPCFA (Public Service Electric & Gas)[1]	5.200		03/01/2025	45,014
180,000	Salem County, NJ IPCFA (Public Service Electric & Gas)[1]	5.450		02/01/2032	178,792
1,515,000	Salem County, NJ IPCFA (Public Service Electric & Gas)[1]	5.750		04/01/2031	1,523,605
50,000	Union County, NJ Utilities Authority (County Deficiency)[1]	5.000		06/15/2028	50,041
15,000	Union County, NJ Utilities Authority (Ogden Martin Systems of Union)[1]	5.000		06/01/2016	15,020
1,950,000	Union County, NJ Utilities Authority (Ogden Martin Systems of Union)[1]	5.000		06/01/2023	1,950,078
185,000	Union County, NJ Utilities Authority (Ogden Martin Systems of Union)[1]	5.350		06/01/2023	184,993
235,000	Union County, NJ Utilities Authority (Ogden Martin Systems of Union)[1]	5.375		06/01/2018	235,261
405,000	Union County, NJ Utilities Authority (Ogden Martin Systems of Union)[1]	5.375		06/01/2019	405,393
120,000	Union County, NJ Utilities Authority (Ogden Martin Systems of Union)[1]	5.375		06/01/2020	120,094

					437,579,924

New York—9.1%
2,115,000	Port Authority NY/NJ (JFK International Air Terminal)[1]	5.750		12/01/2022	2,112,018
6,440,000	Port Authority NY/NJ (JFK International Air Terminal)[1]	5.750		12/01/2025	6,292,073
2,000,000	Port Authority NY/NJ (JFK International Air Terminal)[1]	6.000		12/01/2036	2,039,320
12,000,000	Port Authority NY/NJ (JFK International Air Terminal)[1]	6.000		12/01/2042	12,183,000
3,000,000	Port Authority NY/NJ (JFK International Air Terminal)[1]	6.500		12/01/2028	3,156,960
950,000	Port Authority NY/NJ (KIAC)[1]	6.750		10/01/2011	948,936
3,605,000	Port Authority NY/NJ (KIAC)[1]	6.750		10/01/2019	3,350,739
15,000	Port Authority NY/NJ, 122nd Series[1]	5.500		07/15/2014	15,049

STATEMENT OF INVESTMENTS Continued

Principal
Amount		Coupon		Maturity	Value

New York Continued
$9,235,000	Port Authority NY/NJ, 127th Series[4]	5.250%		12/15/2032	$9,373,669
10,500,000	Port Authority NY/NJ, 143rd Series[4]	5.000		10/01/2030	10,654,245

					50,126,009

Pennsylvania—0.3%
1,530,000	Delaware River Port Authority PA/NJ1	5.625		01/01/2026	1,531,775

U.S. Possessions—26.4%
2,645,000	Guam GO1	5.125		11/15/2027	2,310,222
400,000	Guam GO1	6.750		11/15/2029	408,336
600,000	Guam GO1	7.000		11/15/2039	620,940
10,000	Guam Hsg. Corp. (Single Family Mtg.)[1]	5.750		09/01/2031	10,850
50,000	Guam Power Authority, Series A1	5.125		10/01/2029	46,236
600,000	Guam Power Authority, Series A1	5.500		10/01/2030	575,268
335,000	Northern Mariana Islands Commonwealth, Series A1	5.000		06/01/2017	307,306
4,440,000	Northern Mariana Islands Commonwealth, Series A1	5.000		06/01/2030	3,406,812
300,000	Northern Mariana Islands Commonwealth, Series A1	6.750		10/01/2033	280,008
1,140,000	Northern Mariana Islands Ports Authority, Series A1	5.500		03/15/2031	923,548
2,780,000	Northern Mariana Islands Ports Authority, Series A	6.250		03/15/2028	1,953,256
10,000,000	Puerto Rico Aqueduct & Sewer Authority[4]	5.125		07/01/2047	9,911,900
2,500,000	Puerto Rico Aqueduct & Sewer Authority[1]	6.125		07/01/2024	2,728,575
5,210,000	Puerto Rico Children’s Trust Fund (TASC)[1]	5.500		05/15/2039	4,501,648
3,000,000	Puerto Rico Children’s Trust Fund (TASC)[1]	5.625		05/15/2043	2,581,020
26,000,000	Puerto Rico Children’s Trust Fund (TASC)	7.031	[3]	05/15/2055	453,960
50,000	Puerto Rico Commonwealth GO1	5.000		07/01/2026	49,894
950,000	Puerto Rico Commonwealth GO1	5.250		07/01/2032	942,809
500,000	Puerto Rico Commonwealth GO1	5.750		07/01/2036	501,095
5,000,000	Puerto Rico Commonwealth GO1	6.000		07/01/2029	5,208,900
1,300,000	Puerto Rico Commonwealth GO1	6.500		07/01/2037	1,384,227
6,120,000	Puerto Rico Highway & Transportation Authority, Series L1	5.250		07/01/2038	5,703,228
36,000,000	Puerto Rico Highway & Transportation Authority, Series N1	0.695	[6]	07/01/2045	19,346,400
575,000	Puerto Rico Infrastructure[1]	5.000		07/01/2027	564,455
4,750,000	Puerto Rico Infrastructure[1]	5.000		07/01/2037	4,326,253
6,610,000	Puerto Rico Infrastructure[1]	5.000		07/01/2041	5,940,275
7,000,000	Puerto Rico Infrastructure[1]	5.000		07/01/2046	6,211,800
5,000,000	Puerto Rico Infrastructure	7.000	[3]	07/01/2032	1,197,750
2,000,000	Puerto Rico Infrastructure	7.000	[3]	07/01/2033	440,320
975,000	Puerto Rico Infrastructure	7.000	[3]	07/01/2035	180,941
3,000,000	Puerto Rico Infrastructure	7.050	[3]	07/01/2042	333,180
400,000	Puerto Rico Infrastructure (Mepsi Campus)[1]	6.500		10/01/2037	367,168
930,000	Puerto Rico ITEMECF (Ana G. Mendez University)[1]	5.000		03/01/2036	777,768

Principal
Amount		Coupon		Maturity	Value

U.S. Possessions Continued
$90,000	Puerto Rico ITEMECF (Ana G. Mendez University)[1]	5.375%		02/01/2019	$90,016
555,000	Puerto Rico ITEMECF (Ana G. Mendez University)[1]	5.375		02/01/2029	508,724
1,710,000	Puerto Rico ITEMECF (Cogeneration Facilities)	6.625		06/01/2026	1,724,535
205,000	Puerto Rico ITEMECF (Dr. Pila Hospital)[1]	6.250		08/01/2032	205,144
1,000,000	Puerto Rico ITEMECF (Polytechnic University)[1]	5.000		08/01/2032	828,440
265,000	Puerto Rico ITEMECF (SEAM/Hospital Espanol Auxilio Obligated Group)[1]	6.250		07/01/2024	265,400
17,850,000	Puerto Rico Port Authority (American Airlines), Series A	6.300		06/01/2023	15,246,221
305,000	Puerto Rico Public Buildings Authority[1]	5.250		07/01/2033	296,857
1,000,000	Puerto Rico Public Buildings Authority[1]	5.625		07/01/2039	999,250
500,000	Puerto Rico Public Buildings Authority[1]	6.750		07/01/2036	542,845
200,000	Puerto Rico Public Buildings Authority[1]	7.000		07/01/2025	217,028
1,530,000	Puerto Rico Public Buildings Authority, Series D1	5.250		07/01/2036	1,458,442
11,500,000	Puerto Rico Sales Tax Financing Corp., Series A4	5.250		08/01/2057	11,528,750
3,500,000	Puerto Rico Sales Tax Financing Corp., Series A1	6.500		08/01/2044	3,792,460
14,000,000	Puerto Rico Sales Tax Financing Corp., Series C4	5.750		08/01/2057	14,553,700
150,000	University of V.I., Series A1	5.250		12/01/2023	171,066
710,000	University of V.I., Series A1	5.375		06/01/2034	812,623
35,000	V.I. HFA, Series A1	6.500		03/01/2025	35,012
5,000,000	V.I. Public Finance Authority (Hovensa Coker)[1]	6.500		07/01/2021	4,956,150
500,000	V.I. Public Finance Authority (Matching Fund Loan Note)[1]	5.250		10/01/2029	500,320
1,515,000	V.I. Public Finance Authority, Series A1	6.375		10/01/2019	1,520,969
1,100,000	V.I. Tobacco Settlement Financing Corp.	6.500	[3]	05/15/2035	121,968
2,050,000	V.I. Tobacco Settlement Financing Corp.	6.875	[3]	05/15/2035	217,198
3,100,000	V.I. Tobacco Settlement Financing Corp.	7.625	[3]	05/15/2035	261,888

					145,351,354

Total Municipal Bonds and Notes (Cost $688,663,102)					634,589,062

Shares

Common Stocks—0.0%
2,219,153	Converted Organics, Inc.[7,8] (Cost $1,205,000)	138,697

Preferred Stocks—0.1%
3,795	Converted Organics, Inc., Series A7,8 (Cost $3,795,000)	218,924
Total Investments, at Value (Cost $693,663,102)—115.2%		634,946,683
Liabilities in Excess of Other Assets—(15.2)%		(83,594,108)

Net Assets—100.0%		$551,352,575

STATEMENT OF INVESTMENTS Continued

Footnotes to Statement of Investments

*	July 29, 2011 represents the last business day of the Fund’s 2011 fiscal year. See Note 1 of the accompanying Notes.

1.	All or a portion of the security position has been segregated for collateral to cover borrowings. See Note 5 of the accompanying Notes.

2.	This security is not accruing income because the issuer has missed an interest payment on it and/or is not anticipated to make future interest and/or principal payments. The rate shown is the original contractual interest rate. See Note 1 of the accompanying Notes.

3.	Zero coupon bond reflects effective yield on the date of purchase.

4.	Security represents the underlying municipal bond on an inverse floating rate security. The bond was purchased by the Fund and subsequently transferred to a trust. See Note 1 of the accompanying Notes.

5.	When-issued security or delayed delivery to be delivered and settled after July 29, 2011. See Note 1 of the accompanying Notes.

6.	Represents the current interest rate for a variable or increasing rate security.

7.	Received as a result of a corporate action.

8.	Non-income producing security.
Valuation Inputs
Various data inputs are used in determining the value of each of the Fund’s investments as of the reporting period end. These data inputs are categorized in the following hierarchy under applicable financial accounting standards:
1)	Level 1—unadjusted quoted prices in active markets for identical assets or liabilities (including securities actively traded on a securities exchange)

2)	Level 2—inputs other than unadjusted quoted prices that are observable for the asset or liability (such as unadjusted quoted prices for similar assets and market corroborated inputs such as interest rates, prepayment speeds, credit risks, etc.)

3)	Level 3—Level 3-significant unobservable inputs (including the Manager’s own judgments about assumptions that market participants would use in pricing the asset or liability).
The table below categorizes amounts that are included in the Fund’s Statement of Assets and Liabilities as of July 29, 2011 based on valuation input level:

			Level 3–
	Level 1–	Level 2–	Significant
	Unadjusted	Other Significant	Unobservable
	Quoted prices	Observable Inputs	Inputs	Value

Assets Table
Investments, at Value:
Municipal Bonds and Notes
New Jersey	$—	$457,607,767	$71	$457,607,838
New York	—	30,098,095	—	30,098,095
Pennsylvania	—	1,531,775	—	1,531,775
U.S. Possessions	—	145,351,354	—	145,351,354
Common Stocks	138,697	—	—	138,697
Preferred Stocks	—	—	218,924	218,924

Total Assets	$138,697	$634,588,991	$218,995	$634,946,683

Currency contracts and forwards, if any, are reported at their unrealized appreciation/depreciation at measurement date, which represents the change in the contract’s value from trade date. Futures, if any, are reported at their variation margin at measurement date, which represents the amount due to/from the Fund at that date. All additional assets and liabilities included in the above table are reported at their market value at measurement date.

The following is a reconciliation of assets in which significant unobservable inputs (level 3) were used in determining fair value:

		Change in
		unrealized
	Value as of	appreciation/	Net purchases	Value as of
	July 30, 2010[1]	depreciation	(sales)	July 29, 2011

Assets Table
Investments, at Value:
Municipal Bonds and Notes
New Jersey	$71	$—	$—	$71
Preferred Stocks	—	(3,576,076)	3,795,000	218,924

Total Assets	$71	$(3,576,076)	$3,795,000	$218,995

1.	July 30, 2010 represents the last business day of the Fund’s 2010 fiscal year.
See the accompanying Notes for further discussion of the methods used in determining value of the Fund’s investments, and a summary of changes to the valuation methodologies, if any, during the reporting period.
To simplify the listings of securities, abbreviations are used per the table below:

AHS	Adventist Health System

COP	Certificates of Participation

CoMC	Community Medical Center

DRIVERS	Derivative Inverse Tax Exempt Receipts

EDA	Economic Devel. Authority

GO	General Obligation

HDC	Housing Devel. Corp.

HFA	Housing Finance Agency

HFC	Housing Finance Corp.

IPCFA	Industrial Pollution Control Financing Authority

ITEMECF	Industrial, Tourist, Educational, Medical and Environmental Community Facilities

JFK	John Fitzgerald Kennedy

KMCC	Kensington Manor Care Center

KMH	Kennedy Memorial Hospital

KSC	Kennedy Surgical Center

MHC	Meridian Hospitals Corp.

MSU	Montclair State University

NY/NJ	New York/New Jersey

ONP	Ocean Nursing Pavillion, Inc.

ROLs	Residual Option Longs

SEAM	Sociedad Espanola de Auxilio Mutuo

TASC	Tobacco Settlement Asset-Backed Bonds

THGS	The House of the Good Shepard

THGSF	The House of the Good Shepard Foundation

UMC	University Medical Center

V.I.	United States Virgin Islands
See accompanying Notes to Financial Statements.

STATEMENT OF ASSETS AND LIABILITIES July 29, 20111

Assets
Investments, at value (cost $693,663,102)—see accompanying statement of investments	$634,946,683
Cash	558,010
Receivables and other assets:
Interest	7,042,391
Shares of beneficial interest sold	624,945
Other	131,340

Total assets	643,303,369

Liabilities
Payables and other liabilities:
Payable for short-term floating rate notes issued (See Note 1)	77,295,000
Payable on borrowings (See Note 5)	7,200,000
Investments purchased (including $5,927,156 purchased on a when-issued or delayed delivery basis)	6,008,311
Shares of beneficial interest redeemed	657,131
Dividends	503,461
Trustees’ compensation	91,155
Distribution and service plan fees	67,325
Shareholder communications	29,991
Transfer and shareholder servicing agent fees	20,134
Interest expense on borrowings	845
Other	77,441

Total liabilities	91,950,794

Net Assets	$551,352,575

Composition of Net Assets
Paid-in capital	$710,731,478
Accumulated net investment income	10,303,237
Accumulated net realized loss on investments	(110,965,721)
Net unrealized depreciation on investments	(58,716,419)

Net Assets	$551,352,575

Net Asset Value Per Share

Class A Shares:
Net asset value and redemption price per share (based on net assets of $359,697,077 and 36,891,856 shares of beneficial interest outstanding)	$9.75
Maximum offering price per share (net asset value plus sales charge of 4.75% of offering price)	$10.24

Class B Shares:
Net asset value, redemption price (excludes applicable contingent deferred sales charge) and offering price per share (based on net assets of $23,304,462 and 2,385,969 shares of beneficial interest outstanding)	$9.77

Class C Shares:
Net asset value, redemption price (excludes applicable contingent deferred sales charge) and offering price per share (based on net assets of $159,119,248 and 16,304,756 shares of beneficial interest outstanding)	$9.76

Class Y Shares:
Net asset value, redemption price and offering price per share (based on net assets of $9,231,788 and 946,346 shares of beneficial interest outstanding)	$9.76

1.	July 29, 2011 represents the last business day of the Fund’s 2011 fiscal year. See Note 1 of the accompanying Notes.
See accompanying Notes to Financial Statements.

STATEMENT OF OPERATIONS For the Year Ended July 29, 20111

Investment Income
Interest	$44,134,579
Other income	455

Total investment income	44,135,034

Expenses
Management fees	3,091,635
Distribution and service plan fees:
Class A	555,966
Class B	260,301
Class C	1,501,452
Transfer and shareholder servicing agent fees:
Class A	156,997
Class B	32,417
Class C	87,939
Class Y	174
Shareholder communications:
Class A	32,116
Class B	5,734
Class C	17,436
Class Y	527
Interest expense and fees on short-term floating rate notes issued (See Note 1)	1,080,795
Borrowing fees	570,903
Interest expense on borrowings	22,733
Trustees’ compensation	12,896
Custodian fees and expenses	5,003
Administration service fees	1,500
Other	192,023

Total expenses	7,628,547
Less waivers and reimbursements of expenses	(44,083)

Net expenses	7,584,464

Net Investment Income	36,550,570

Realized and Unrealized Gain (Loss)
Net realized loss on investments	(62,190,049)
Net change in unrealized appreciation/depreciation on investments	34,075,111

Net Increase in Net Assets Resulting from Operations	$8,435,632

1.	July 29, 2011 represents the last business day of the Fund’s 2011 fiscal year. See Note 1 of the accompanying Notes.
See accompanying Notes to Financial Statements.

STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended	Year Ended
	July 29, 2011[1]	July 30, 2010[1]
Operations
Net investment income	$36,550,570	$39,165,497
Net realized gain (loss)	(62,190,049)	3,587,997
Net change in unrealized appreciation/depreciation	34,075,111	88,834,892

Net increase in net assets resulting from operations	8,435,632	131,588,386

Dividends and/or Distributions to Shareholders
Dividends from net investment income:
Class A	(23,959,606)	(24,201,174)
Class B	(1,588,169)	(1,921,738)
Class C	(9,309,522)	(9,109,273)
Class Y	(192,121)	—

	(35,049,418)	(35,232,185)

Beneficial Interest Transactions
Net increase (decrease) in net assets resulting from
beneficial interest transactions:
Class A	(38,131,096)	(8,506,301)
Class B	(10,487,694)	(8,013,153)
Class C	(16,651,537)	2,892,209
Class Y	8,735,930	—

	(56,534,397)	(13,627,245)

Net Assets
Total increase (decrease)	(83,148,183)	82,728,956
Beginning of period	634,500,758	551,771,802

End of period (including accumulated net investment income of $10,303,237 and $9,090,167, respectively)	$551,352,575	$634,500,758

1.	July 29, 2011 and July 30, 2010 represent the last business day of the Fund’s respective 2011 and 2010 fiscal years. See Note 1 of the accompanying Notes.
See accompanying Notes to Financial Statements.

STATEMENT OF CASH FLOWS For the Year Ended July 29, 20111

Cash Flows from Operating Activities
Net increase in net assets from operations	$8,435,632
Adjustments to reconcile net increase in net assets from operations to net cash provided by operating activities:
Purchase of investment securities	(85,667,009)
Proceeds from disposition of investment securities	147,880,819
Short-term investment securities, net	25,225,528
Premium amortization	723,565
Discount accretion	(6,928,060)
Net realized loss on investments	62,190,049
Net change in unrealized appreciation/depreciation on investments	(34,075,111)
Change in assets:
Decrease in interest receivable	1,337,346
Decrease in receivable for securities sold	467,834
Decrease in other assets	33,028
Change in liabilities:
Increase in payable for securities purchased	5,956,976
Decrease in other liabilities	(24,886)

Net cash provided by operating activities	125,555,711

Cash Flows from Financing Activities
Proceeds from bank borrowings	159,100,000
Payments on bank borrowings	(151,900,000)
Payments on short-term floating rate notes issued	(47,325,000)
Proceeds from shares sold	100,049,208
Payments on shares redeemed	(179,003,664)
Cash distributions paid	(12,126,723)

Net cash used in financing activities	(131,206,179)
Net decrease in cash	(5,650,468)
Cash, beginning balance	6,208,478

Cash, ending balance	$558,010

Supplemental disclosure of cash flow information:
Noncash financing activities not included herein consist of reinvestment of dividends and distributions of $22,856,253.
Cash paid for interest on bank borrowings—$23,096.
Cash paid for interest on short-term floating rate notes issued—$1,080,795.

1.	July 29, 2011 represents the last business day of the Fund’s 2011 fiscal year. See Note 1 of the accompanying Notes.
See accompanying Notes to Financial Statements.

FINANCIAL HIGHLIGHTS

	July 29,	July 30,	July 31,	July 31,	July 31,
Class A Year Ended	2011[1]	2010[1]	2009	2008	2007

Per Share Operating Data
Net asset value, beginning of period	$10.14	$8.63	$10.00	$11.98	$11.90

Income (loss) from investment operations:
Net investment income[2]	.64	.64	.61	.57	.52
Net realized and unrealized gain (loss)	(.41)	1.45	(1.42)	(2.01)	.09

Total from investment operations	.23	2.09	(.81)	(1.44)	.61

Dividends and/or distributions to shareholders:
Dividends from net investment income	(.62)	(.58)	(.56)	(.54)	(.53)

Net asset value, end of period	$9.75	$10.14	$8.63	$10.00	$11.98

Total Return, at Net Asset Value[3]	2.46%	24.58%	(7.63)%	(12.20)%	5.13%

Ratios/Supplemental Data
Net assets, end of period (in thousands)	$359,697	$415,729	$361,113	$467,974	$591,238

Average net assets (in thousands)	$377,127	$409,744	$352,897	$526,573	$486,782

Ratios to average net assets:[4]
Net investment income	6.62%	6.54%	7.40%	5.20%	4.32%
Expenses excluding interest and fees on short-term floating rate notes issued and interest and fees from borrowings	0.77%	0.75%	0.76%	0.73%	0.72%
Interest and fees from borrowings	0.10%	0.25%	0.91%	0.11%	0.10%
Interest and fees on short-term floating rate notes issued[5]	0.19%	0.24%	0.51%	0.70%	0.62%

Total expenses	1.06%	1.24%	2.18%	1.54%	1.44%
Expenses after payments, waivers and/or reimbursements and reduction to custodian expenses	1.05%	1.23%	2.18%	1.54%	1.44%

Portfolio turnover rate	15%	17%	14%	31%	18%

1.	July 29, 2011 and July 30, 2010 represent the last business days of the Fund’s respective 2011 and 2010 fiscal years. See Note 1 of the accompanying Notes.

2.	Per share amounts calculated based on the average shares outstanding during the period.

3.	Assumes an initial investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Sales charges are not reflected in the total returns. Total returns are not annualized for periods less than one full year. Returns do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

4.	Annualized for periods less than one full year.

5.	Interest and fee expense relates to the Fund’s liability for short-term floating rate notes issued in conjunction with inverse floating rate security transactions.
See accompanying Notes to Financial Statements.

FINANCIAL HIGHLIGHTS Continued

	July 29,	July 30,	July 31,	July 31,	July 31,
Class B Year Ended	2011[1]	2010[1]	2009	2008	2007

Per Share Operating Data
Net asset value, beginning of period	$10.15	$8.65	$10.02	$11.99	$11.91

Income (loss) from investment operations:
Net investment income[2]	.56	.56	.54	.48	.43
Net realized and unrealized gain (loss)	(.40)	1.44	(1.43)	(1.99)	.08

Total from investment operations	.16	2.00	(.89)	(1.51)	.51

Dividends and/or distributions to shareholders:
Dividends from net investment income	(.54)	(.50)	(.48)	(.46)	(.43)

Net asset value, end of period	$9.77	$10.15	$8.65	$10.02	$11.99

Total Return, at Net Asset Value[3]	1.71%	23.39%	(8.39)%	(12.81)%	4.30%

Ratios/Supplemental Data
Net assets, end of period (in thousands)	$23,305	$35,276	$37,076	$52,981	$73,579

Average net assets (in thousands)	$28,889	$37,923	$39,035	$61,772	$75,560

Ratios to average net assets:[4]
Net investment income	5.78%	5.71%	6.56%	4.39%	3.55%
Expenses excluding interest and fees on short-term floating rate notes issued and interest and fees from borrowings	1.61%	1.59%	1.61%	1.53%	1.51%
Interest and fees from borrowings	0.10%	0.25%	0.91%	0.11%	0.10%
Interest and fees on short-term floating rate notes issued[5]	0.19%	0.24%	0.51%	0.70%	0.62%

Total expenses	1.90%	2.08%	3.03%	2.34%	2.23%
Expenses after payments, waivers and/or reimbursements and reduction to custodian expenses	1.89%	2.07%	3.03%	2.34%	2.23%

Portfolio turnover rate	15%	17%	14%	31%	18%

1.	July 29, 2011 and July 30, 2010 represent the last business days of the Fund’s respective 2011 and 2010 fiscal years. See Note 1 of the accompanying Notes.

2.	Per share amounts calculated based on the average shares outstanding during the period.

3.	Assumes an initial investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Sales charges are not reflected in the total returns. Total returns are not annualized for periods less than one full year. Returns do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

4.	Annualized for periods less than one full year.

5.	Interest and fee expense relates to the Fund’s liability for short-term floating rate notes issued in conjunction with inverse floating rate security transactions.
See accompanying Notes to Financial Statements.

	July 29,	July 30,	July 31,	July 31,	July 31,
Class C Year Ended	2011[1]	2010[1]	2009	2008	2007

Per Share Operating Data
Net asset value, beginning of period	$10.14	$8.64	$10.01	$11.99	$11.91

Income (loss) from investment operations:
Net investment income[2]	.57	.57	.55	.48	.43
Net realized and unrealized gain (loss)	(.41)	1.43	(1.43)	(2.00)	.09

Total from investment operations	.16	2.00	(.88)	(1.52)	.52

Dividends and/or distributions to shareholders:
Dividends from net investment income	(.54)	(.50)	(.49)	(.46)	(.44)

Net asset value, end of period	$9.76	$10.14	$8.64	$10.01	$11.99

Total Return, at Net Asset Value[3]	1.79%	23.50%	(8.35)%	(12.87)%	4.33%

Ratios/Supplemental Data
Net assets, end of period (in thousands)	$159,119	$183,496	$153,583	$182,780	$230,415

Average net assets (in thousands)	$166,762	$177,507	$144,708	$202,047	$188,557

Ratios to average net assets:[4]
Net investment income	5.85%	5.77%	6.63%	4.43%	3.55%
Expenses excluding interest and fees on short-term floating rate notes issued and interest and fees from borrowings	1.54%	1.51%	1.55%	1.50%	1.48%
Interest and fees from borrowings	0.10%	0.25%	0.91%	0.11%	0.10%
Interest and fees on short-term floating rate notes issued[5]	0.19%	0.24%	0.51%	0.70%	0.62%

Total expenses	1.83%	2.00%	2.97%	2.31%	2.20%
Expenses after payments, waivers and/or reimbursements and reduction to custodian expenses	1.82%	1.99%	2.97%	2.31%	2.20%

Portfolio turnover rate	15%	17%	14%	31%	18%

1.	July 29, 2011 and July 30, 2010 represent the last business days of the Fund’s respective 2011 and 2010 fiscal years. See Note 1 of the accompanying Notes.

2.	Per share amounts calculated based on the average shares outstanding during the period.

3.	Assumes an initial investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Sales charges are not reflected in the total returns. Total returns are not annualized for periods less than one full year. Returns do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

4.	Annualized for periods less than one full year.

5.	Interest and fee expense relates to the Fund’s liability for short-term floating rate notes issued in conjunction with inverse floating rate security transactions.
See accompanying Notes to Financial Statements.

FINANCIAL HIGHLIGHTS Continued

Period Ended
Class Y	July 29, 2011[1]

Per Share Operating Data
Net asset value, beginning of period	$9.86

Income (loss) from investment operations:
Net investment income[2]	.41
Net realized and unrealized loss	(.10)

Total from investment operations	.31

Dividends and/or distributions to shareholders:
Dividends from net investment income	(.41)

Net asset value, end of period	$9.76

Total Return, at Net Asset Value[3]	3.48%

Ratios/Supplemental Data
Net assets, end of period (in thousands)	$9,232

Average net assets (in thousands)	$4,339

Ratios to average net assets:[4]
Net investment income	6.48%
Expenses excluding interest and fees on short-term floating rate notes issued and interest and fees from borrowings	0.62%
Interest and fees from borrowings	0.10%
Interest and fees on short-term floating rate notes issued[5]	0.19%

Total expenses	0.91%
Expenses after payments, waivers and/or reimbursements and reduction to custodian expenses	0.90%

Portfolio turnover rate	15%

1.	For the period from November 29, 2010 (inception of offering) to July 29, 2011, which represents the last business day of the Fund’s 2011 fiscal year. See Note 1 of the accompanying Notes.

2.	Per share amounts calculated based on the average shares outstanding during the period.

3.	Assumes an initial investment on the business day before the first day of the fiscal period, with all dividends and distributions reinvested in additional shares on the reinvestment date, and redemption at the net asset value calculated on the last business day of the fiscal period. Sales charges are not reflected in the total returns. Total returns are not annualized for periods less than one full year. Returns do not reflect the deduction of taxes that a shareholder would pay on fund distributions or the redemption of fund shares.

4.	Annualized for periods less than one full year.

5.	Interest and fee expense relates to the Fund’s liability for short-term floating rate notes issued in conjunction with inverse floating rate security transactions.
See accompanying Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS
1. Significant Accounting Policies
Oppenheimer New Jersey Municipal Fund (the “Fund”) is a separate series of Oppenheimer Multi-State Municipal Trust, a non-diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended. The Fund’s investment objective is to seek as high a level of current interest income exempt from federal and New Jersey income taxes for individual investors as is consistent with preservation of capital. The Fund’s investment adviser is OppenheimerFunds, Inc. (the “Manager”).
     The Fund offers Class A, Class B, Class C and Class Y shares. Class A shares are sold at their offering price, which is normally net asset value plus a front-end sales charge. Class B and Class C shares are sold without a front-end sales charge but may be subject to a contingent deferred sales charge (“CDSC”). Class Y shares are sold to certain institutional investors or intermediaries without either a front-end sales charge or a CDSC, however, the intermediaries may impose charges on their accountholders who beneficially own Class Y shares. All classes of shares have identical rights and voting privileges with respect to the Fund in general and exclusive voting rights on matters that affect that class alone. Earnings, net assets and net asset value per share may differ due to each class having its own expenses, such as transfer and shareholder servicing agent fees and shareholder communications, directly attributable to that class. Class A, B and C shares have separate distribution and/or service plans under which they pay fees. Class Y shares do not pay such fees. Class B shares will automatically convert to Class A shares 72 months after the date of purchase. Class Y shares were first publicly offered on November 29, 2010.
     The following is a summary of significant accounting policies consistently followed by the Fund.
Annual Periods. Since July 29, 2011 and July 30, 2010 represent the last days during the Fund’s respective 2011 and 2010 fiscal years on which the New York Stock Exchange was open for trading, the Fund’s financial statements have been presented through those dates to maintain consistency with the Fund’s net asset value calculations used for shareholder transactions. For tax purposes, income and expenses are included through July 31, 2011, the last day of the Fund’s fiscal year end.
Securities Valuation. The Fund calculates the net asset value of its shares as of the close of the New York Stock Exchange (the “Exchange”), normally 4:00 P.M. Eastern time, on each day the Exchange is open for trading.
     Each investment asset or liability of the Fund is assigned a level at measurement date based on the significance and source of the inputs to its valuation. Unadjusted quoted prices in active markets for identical securities are classified as “Level 1,” observable market inputs other than unadjusted quoted prices are classified as “Level 2” and significant unobservable inputs, including the Manager’s judgment about the assumptions that a market participant would use in pricing an asset or liability, are classified as “Level 3.” The inputs used for valuing securities are not necessarily an indication of the risks associated with investing in those securities. A table summarizing the Fund’s investments under these levels of classification is included following the Statement of Investments.

NOTES TO FINANCIAL STATEMENTS Continued
1. Significant Accounting Policies Continued
     Securities are valued using unadjusted quoted market prices, when available, as supplied primarily by portfolio pricing services approved by the Board of Trustees or dealers.
     Securities traded on a registered U.S. securities exchange are valued based on the last sale price of the security reported on the principal exchange on which it is traded, prior to the time when the Fund’s assets are valued. Securities whose principal exchange is NASDAQ® are valued based on the official closing prices reported by NASDAQ prior to the time when the Fund’s assets are valued. In the absence of a sale, the security is valued at the last sale price on the prior trading day, if it is within the spread of the current day’s closing “bid” and “asked” prices, and if not, at the current day’s closing bid price. A foreign security traded on a foreign exchange is valued based on the last sale price on the principal exchange on which the security is traded, as identified by the portfolio pricing service used by the Manager, prior to the time when the Fund’s assets are valued. In the absence of a sale, the security is valued at the most recent official closing price on the principal exchange on which it is traded.
     Shares of a registered investment company that are not traded on an exchange are valued at that investment company’s net asset value per share.
     U.S. domestic and international debt instruments (including corporate, government, municipal, mortgage-backed, collateralized mortgage obligations and asset-backed securities) and “money market-type” debt instruments with a remaining maturity in excess of sixty days are valued at the mean between the “bid” and “asked” prices utilizing price quotations obtained from independent pricing services or broker-dealers. Such prices are typically determined based upon information obtained from market participants including reported trade data, broker-dealer price quotations and inputs such as benchmark yields and issuer spreads from identical or similar securities.
     “Money market-type” debt instruments with remaining maturities of sixty days or less are valued at cost adjusted by the amortization of discount or premium to maturity (amortized cost), which approximates market value.
     In the absence of a current price quotation obtained from an independent pricing service or broker-dealer, including for securities whose values have been materially affected by what the Manager identifies as a significant event occurring before the Fund’s assets are valued but after the close of the securities’ respective exchanges, the Manager, acting through its internal valuation committee, in good faith determines the fair valuation of that asset using consistently applied procedures under the supervision of the Board of Trustees (which reviews those fair valuations by the Manager). Those procedures include certain standardized methodologies to fair value securities. Such methodologies include, but are not limited to, pricing securities initially at cost and subsequently adjusting the value based on: changes in company specific fundamentals, changes in an appropriate securities index, or changes in the value of similar securities which may be adjusted for any discounts related to resale restrictions. When possible, such methodologies use observable market inputs such as unadjusted quoted prices of similar securities, observable interest rates, currency rates and yield curves. The methodologies used for valuing securities are not necessarily an indication of the risks associated with investing in those securities. As of July 29, 2011, the Manager determined the fair valuation of certain convertible preferred stock, which does not trade in the market, with internally developed models based on the equity value, the conversion ratio and a discount for illiquidity. Such investments have been classified as Level 3 instruments.
     There have been no significant changes to the fair valuation methodologies of the Fund during the period.
Securities on a When-Issued or Delayed Delivery Basis. The Fund may purchase securities on a “when-issued” basis, and may purchase or sell securities on a “delayed delivery” basis. “When-issued” or “delayed delivery” refers to securities whose terms and indenture are available and for which a market exists, but which are not available for immediate delivery. Delivery and payment for securities that have been purchased by the Fund on a when-issued basis normally takes place within six months and possibly as long as two years or more after the trade date. During this period, such securities do not earn interest, are subject to market fluctuation and may increase or decrease in value prior to their delivery. The purchase of securities on a when-issued basis may increase the volatility of the Fund’s net asset value to the extent the Fund executes such transactions while remaining substantially fully invested. When the Fund engages in when-issued or delayed delivery transactions, it relies on the buyer or seller, as the case may be, to complete the transaction. Their failure to do so may cause the Fund to lose the opportunity to obtain or dispose of the security at a price and yield it considers advantageous. The Fund may also sell securities that it purchased on a when-issued basis or forward commitment prior to settlement of the original purchase.
As of July 29, 2011, the Fund had purchased securities issued on a when-issued or delayed delivery basis is as follows:

When-Issued or Delayed
Delivery Basis Transactions
Purchased securities	$5,927,156
Inverse Floating Rate Securities. The Fund invests in inverse floating rate securities that pay interest at a rate that varies inversely with short-term interest rates. Certain of these securities may be leveraged, whereby the interest rate varies inversely at a multiple of the change in short-term rates. As interest rates rise, inverse floaters produce less current income. The price of such securities is more volatile than comparable fixed rate securities. The Fund may expose up to 20% of its total assets to the effects of leverage from its investments in inverse floaters. The Fund’s exposure to the effects of leverage from its investments in inverse floaters amount to $77,295,000 as of July 29, 2011, which represents 12.02% of the Fund’s total assets.

NOTES TO FINANCIAL STATEMENTS Continued
1. Significant Accounting Policies Continued
Certain inverse floating rate securities are created when the Fund purchases and subsequently transfers a municipal bond security (the “municipal bond”) to a broker dealer. The municipal bond is typically a fixed rate security. The broker dealer (the “sponsor”) creates a trust (the “Trust”) and deposits the municipal bond. The Trust issues short-term floating rate notes available to third parties and a residual interest in the municipal bond (referred to as an “inverse floating rate security”) to the Fund. The terms of these inverse floating rate securities grant the Fund the right to require that the Trust issuing the inverse floating rate security compel a tender of the short-term floating rate notes to facilitate the Fund’s repurchase of the underlying municipal bond. Following such a request, the Fund pays the sponsor the principal amount due to the holders of the short-term floating rate notes issued by the Trust and exchanges the inverse floating rate security for the underlying municipal bond. These transactions are considered secured borrowings for financial reporting purposes. As a result of such accounting treatments, the Fund includes the municipal bond position on its Statement of Investments (but does not separately include the inverse floating rate securities received). The Fund also includes the value of the municipal bond and a payable amount equal to the short-term floating rate notes issued by the Trust on its Statement of Assets and Liabilities. The interest rates on these short-term floating rate notes reset periodically, usually weekly. The holders of these short-term floating rate notes have the option to tender their investment, to the sponsor or the Trust’s liquidity provider, for redemption at par at each reset date. Income from the municipal bond position and the interest expense on the payable for the short-term floating rate notes issued by the Trust are recorded on the Fund’s Statement of Operations. At July 29, 2011, municipal bond holdings with a value of $126,537,721 shown on the Fund’s Statement of Investments are held by such Trusts and serve as collateral for the $77,295,000 in short-term floating rate notes issued and outstanding at that date.
     The Fund’s investments in inverse floaters involve certain risks. The market value of an inverse floating rate security can be more volatile than that of a conventional fixed-rate bond having similar credit quality, maturity and redemption provisions. Typically, an inverse floating rate security tends to underperform fixed rate bonds when long-term interest rates are rising but tends to outperform fixed rate bonds when long-term interest rates are stable or falling. An inverse floating rate security entails a degree of leverage because the trust issues short-term securities in a ratio to the inverse floating rate security with the underlying long-term bond providing collateral for the obligation to pay the principal value of the short-term securities if and when they are tendered. If the Fund has created the inverse floater by depositing a long-term bond into a trust, it may be required to provide additional collateral for the short-term securities if the value of the underlying bond deposited in the trust falls.

At July 29, 2011, the Fund’s residual exposure to these types of inverse floating rate securities were as follows:

Principal		Coupon	Maturity
Amount	Inverse Floater[1]	Rate[2]	Date	Value
$1,895,000	NJ EDA ROLs[3]	15.526%	3/1/28	$2,048,798
2,170,000	NJ EDA ROLs[3]	15.526	3/1/30	2,294,471
15,000,000	NJ Higher Education Assistance Authority (Student Loans) ROLs	9.946	6/1/30	15,959,400
2,445,000	NJ Hsg. & Mtg. Finance Agency (Single Family Hsg.) DRIVERS	7.098	10/1/27	2,311,650
1,850,000	NJ Hsg. & Mtg. Finance Agency (Single Family Hsg.) DRIVERS	8.398	4/1/30	1,906,943
2,250,000	NJ Hsg. & Mtg. Finance Agency (Single Family Hsg.) DRIVERS	7.748	10/1/37	2,190,195
2,500,000	NJ Hsg. & Mtg. Finance Agency ROLs[3]	15.139	10/1/22	2,564,000
2,305,000	Port Authority NY/NJ, 238th Series ROLs	16.205	12/15/32	2,443,669
2,625,000	Port Authority NY/NJ, 3205th Series	14.729	10/1/30	2,779,245
5,000,000	Puerto Rico Aqueduct & Sewer Authority ROLs	8.008	7/1/47	4,911,900
5,750,000	Puerto Rico Sales Tax Financing Corp. ROLs[3]	8.375	8/1/57	5,778,750
3,500,000	Puerto Rico Sales Tax Financing Corp. ROLs[3]	15.320	8/1/57	4,053,700

				$49,242,721

1.	For a list of abbreviations used in the Inverse Floater table see the Portfolio Abbreviations table at the end of the Statement of Investments.

2.	Represents the current interest rate for a variable rate bond known as an “inverse floater.”

3.	Security is subject to a shortfall and forbearance agreement.
The Fund enters into shortfall and forbearance agreements with the sponsors of certain inverse floaters held by the Fund. These agreements commit the Fund to reimburse the sponsor of the inverse floater, in certain circumstances, for the amount of the difference between the liquidation value of the underlying security (which is the basis of the inverse floater) and the principal amount due to the holders of the short-term floating rate notes issued by the Trust in conjunction with the inverse floating rate security. Under the standard terms of an inverse floating rate security, absent such a shortfall and forbearance agreement, the Fund would not be required to make such a reimbursement. The Manager monitors the Fund’s potential exposure with respect to these agreements on a daily basis and intends to take action to terminate the Fund’s investment in such inverse floating rate securities, if it deems it appropriate to do so. As of July 29, 2011, in addition to the exposure detailed in the preceding table, the Fund’s maximum exposure under such agreements is estimated at $35,945,000.

NOTES TO FINANCIAL STATEMENTS Continued
1. Significant Accounting Policies Continued
Credit Risk. The Fund invests in high-yield, non-investment-grade bonds, which may be subject to a greater degree of credit risk. Credit risk relates to the ability of the issuer to meet interest or principal payments or both as they become due. The Fund may acquire securities that have missed an interest payment, and is not obligated to dispose of securities whose issuers or underlying obligors subsequently miss an interest payment. Information concerning securities not accruing interest as of July 29, 2011 is as follows:

Cost	$5,330,101
Market Value	$1,212,410
Market Value as a % of Net Assets	0.22%
Concentration Risk. There are certain risks arising from geographic concentration in any state, commonwealth or territory. Certain economic, regulatory or political developments occurring in the state, commonwealth or territory may impair the ability of certain issuers of municipal securities to pay principal and interest on their obligations.
Allocation of Income, Expenses, Gains and Losses. Income, expenses (other than those attributable to a specific class), gains and losses are allocated on a daily basis to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.
Federal Taxes. The Fund intends to comply with provisions of the Internal Revenue Code applicable to regulated investment companies and to distribute substantially all of its investment company taxable income, including any net realized gain on investments not offset by capital loss carryforwards, if any, to shareholders. Therefore, no federal income or excise tax provision is required. The Fund files income tax returns in U.S. federal and applicable state jurisdictions. The statute of limitations on the Fund’s tax return filings generally remain open for the three preceding fiscal reporting period ends.
The tax components of capital shown in the following table represent distribution requirements the Fund must satisfy under the income tax regulations, losses the Fund may be able to offset against income and gains realized in future years and unrealized appreciation or depreciation of securities and other investments for federal income tax purposes.

Net Unrealized
Depreciation
Based on Cost of
Securities and
Undistributed	Undistributed	Accumulated	Other Investments
Net Investment	Long-Term	Loss	for Federal Income
Income	Gain	Carryforward[1,2,3,4]	Tax Purposes
$11,105,489	$—	$103,313,275	$66,368,868

1.	As of July 29, 2011, the Fund had $41,855,967 of net capital loss carryforwards available to offset future realized capital gains, if any, and thereby reduce future taxable gain distributions. As of July 29, 2011, details of the capital loss carryforwards were as follows:

Expiring
2016	$1,484,285
2017	18,113,753
2018	22,257,929

Total	$41,855,967

2.	As of July 29, 2011, the Fund had $61,457,308 of post-October losses available to offset future realized capital gains, if any. Such losses, if unutilized, will expire in 2020.

3.	During the fiscal year ended July 29, 2011, the Fund utilized $254,743 of capital loss carryforward to offset capital gains realized in that fiscal year.

4.	During the fiscal year ended July 30, 2010, the Fund did not utilize any capital loss carryforward.
Net investment income (loss) and net realized gain (loss) may differ for financial statement and tax purposes. The character of dividends and distributions made during the fiscal year from net investment income or net realized gains may differ from their ultimate characterization for federal income tax purposes. Also, due to timing of dividends and distributions, the fiscal year in which amounts are distributed may differ from the fiscal year in which the income or net realized gain was recorded by the Fund.
Accordingly, the following amounts have been reclassified for July 31, 2011. Net assets of the Fund were unaffected by the reclassifications.

Reduction	Reduction
to Accumulated	to Accumulated Net
Net Investment	Realized Loss
Income	on Investments
$288,082	$288,082
The tax character of distributions paid during the years ended July 31, 2011 and July 30, 2010 was as follows:

	Year Ended	Year Ended
	July 31, 2011	July 30, 2010
Distributions paid from:
Exempt-interest dividends	$34,316,961	$35,211,200
Ordinary income	732,457	20,985

Total	$35,049,418	$35,232,185

The aggregate cost of securities and other investments and the composition of unrealized appreciation and depreciation of securities and other investments for federal income tax purposes as of July 29, 2011 are noted in the following table. The primary difference between book and tax appreciation or depreciation of securities and other investments, if applicable, is attributable to the tax deferral of losses or tax realization of financial statement unrealized gain or loss.

Federal tax cost of securities	$779,033,981[1]

Gross unrealized appreciation	$15,065,569
Gross unrealized depreciation	(81,434,437)

Net unrealized depreciation	$(66,368,868)

1.	The Federal tax cost of securities does not include cost of $77,718,430 which has otherwise been recognized for financial reporting purposes, related to bonds placed into trusts in conjunction with certain investment transactions. See the Inverse Floating Rate Securities note above.
The Regulated Investment Company Modernization Act of 2010 (the “Act”) was signed into law on December 22, 2010. The Act makes changes to a number of tax rules impacting the Fund. Although the Act provides a number of benefits, including the unlimited carryover of future capital losses, there may be a greater likelihood that all or a portion of a fund’s prior year capital loss carryovers will expire unused. In general, the provisions of the Act will be effective for the Fund’s fiscal year ending 2012. Specific information regarding the impact of the Act on the Fund will be contained within the “Federal Taxes” section of the financial statement notes for the fiscal year ending 2012.
Trustees’ Compensation. The Fund has adopted an unfunded retirement plan (the “Plan”) for the Fund’s independent trustees. Benefits are based on years of service and fees paid to each trustee during their period of service. The Plan was frozen with respect to adding new participants effective December 31, 2006 (the “Freeze Date”) and existing Plan Participants as of the Freeze Date will continue to receive accrued benefits under the Plan. Active independent trustees as of the Freeze Date have each elected a distribution method with respect to their benefits under the Plan. During the year ended July 29, 2011, the Fund’s projected benefit obligations, payments to retired trustees and accumulated liability were as follows:

Projected Benefit Obligations Increased	$2,481
Payments Made to Retired Trustees	6,086
Accumulated Liability as of July 29, 2011	48,105
The Board of Trustees has adopted a compensation deferral plan for independent trustees that enables trustees to elect to defer receipt of all or a portion of the annual compensation they are entitled to receive from the Fund. For purposes of determining the amount owed to the Trustee under the plan, deferred amounts are treated as though equal dollar amounts had been invested in shares of the Fund or in other Oppenheimer funds selected by the Trustee. The Fund purchases shares of the funds selected for deferral by the Trustee in amounts equal to his or her deemed investment, resulting in a Fund asset equal to the deferred compensation liability. Such assets are included as a component of “Other” within the asset section of the Statement of Assets and Liabilities. Deferral of trustees’ fees under the plan will not affect the net assets of the Fund, and will not materially affect the Fund’s assets, liabilities or net investment income per share. Amounts will be deferred until distributed in accordance with the compensation deferral plan.
Dividends and Distributions to Shareholders. Dividends and distributions to shareholders, which are determined in accordance with income tax regulations and may differ from U.S. generally accepted accounting principles, are recorded on the ex-dividend date. Income distributions, if any, are declared daily and paid monthly. Capital gain distributions, if any, are declared and paid annually.
Investment Income. Interest income is recognized on an accrual basis. Discount and premium, which are included in interest income on the Statement of Operations, are amortized or accreted daily.
Custodian Fees. “Custodian fees and expenses” in the Statement of Operations may include interest expense incurred by the Fund on any cash overdrafts of its custodian account during the period. Such cash overdrafts may result from the effects of failed trades in portfolio securities and from cash outflows resulting from unanticipated shareholder redemption activity. The Fund pays interest to its custodian on such cash overdraft at a rate equal to the 1 Month LIBOR Rate plus 2.00%. The “Reduction to custodian expenses” line item, if applicable, represents earnings on cash balances maintained by the Fund during the period. Such interest expense and other custodian fees may be paid with these earnings.
Security Transactions. Security transactions are recorded on the trade date. Realized gains and losses on securities sold are determined on the basis of identified cost.

Indemnifications. The Fund’s organizational documents provide current and former trustees and officers with a limited indemnification against liabilities arising in connection with the performance of their duties to the Fund. In the normal course of business, the Fund may also enter into contracts that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown as this would be dependent on future claims that may be made against the Fund. The risk of material loss from such claims is considered remote.
Other. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases in net assets from operations during the reporting period. Actual results could differ from those estimates.

NOTES TO FINANCIAL STATEMENTS Continued
2. Shares of Beneficial Interest
The Fund has authorized an unlimited number of no par value shares of beneficial interest of each class. Transactions in shares of beneficial interest were as follows:

	Year Ended July 29, 2011[1]		Year Ended July 30, 2010
	Shares	Amount	Shares	Amount
Class A
Sold	6,948,031	$68,195,362	6,922,047	$68,131,537
Dividends and/or distributions	1,642,315	15,893,783	1,552,858	15,329,932
Redeemed	(12,717,482)	(122,220,241)	(9,289,802)	(91,967,770)

Net decrease	(4,127,136)	$(38,131,096)	(814,897)	$(8,506,301)

Class B
Sold	219,543	$2,178,913	314,098	$3,088,863
Dividends and/or distributions	110,857	1,076,347	123,261	1,217,190
Redeemed	(1,419,495)	(13,742,954)	(1,250,986)	(12,319,206)

Net decrease	(1,089,095)	$(10,487,694)	(813,627)	$(8,013,153)

Class C
Sold	2,021,109	$19,862,391	3,046,906	$30,082,061
Dividends and/or distributions	588,768	5,703,806	555,539	5,488,999
Redeemed	(4,394,075)	(42,217,734)	(3,290,194)	(32,678,851)

Net increase (decrease)	(1,784,198)	$(16,651,537)	312,251	$2,892,209

Class Y
Sold	998,966	$9,236,075	—	$—
Dividends and/or distributions	19,074	182,317	—	—
Redeemed	(71,694)	(682,462)	—	—

Net increase	946,346	$8,735,930	—	$—

1.	For the year ended July 29, 2011, for Class A, Class B and Class C shares, and for the period from November 29, 2010 (inception of offering) to July 29, 2011, for Class Y shares.
3. Purchases and Sales of Securities
The aggregate cost of purchases and proceeds from sales of securities, other than short-term obligations, for the year ended July 29, 2011, were as follows:

	Purchases	Sales
Investment securities	$85,677,009	$147,880,819
4. Fees and Other Transactions with Affiliates
Management Fees. Under the investment advisory agreement, the Fund pays the Manager a management fee based on the daily net assets of the Fund at an annual rate as shown in the following table:

Fee Schedule
Up to $200 million	0.60%
Next $100 million	0.55
Next $200 million	0.50
Next $250 million	0.45
Next $250 million	0.40
Over $1 billion	0.35

Administration Service Fees. The Fund pays the Manager a fee of $1,500 per year for preparing and filing the Fund’s tax returns.
Transfer Agent Fees. OppenheimerFunds Services (“OFS”), a division of the Manager, acts as the transfer and shareholder servicing agent for the Fund. The Fund pays OFS a per account fee. For the year ended July 29, 2011, the Fund paid $284,566 to OFS for services to the Fund.
     Additionally, Class Y shares are subject to minimum fees of $10,000 annually for assets of $10 million or more. The Class Y shares are subject to the minimum fees in the event that the per account fee does not equal or exceed the applicable minimum fees. OFS may voluntarily waive the minimum fees.
Distribution and Service Plan (12b-1) Fees. Under its General Distributor’s Agreement with the Fund, OppenheimerFunds Distributor, Inc. (the “Distributor”) acts as the Fund’s principal underwriter in the continuous public offering of the Fund’s classes of shares.
Service Plan for Class A Shares. The Fund has adopted a Service Plan (the “Plan”) for Class A shares under Rule 12b-1 of the Investment Company Act of 1940. Under the Plan, the Fund reimburses the Distributor for a portion of its costs incurred for services provided to accounts that hold Class A shares. Reimbursement is made periodically at an annual rate of up to 0.15% of the daily net assets of Class A shares of the Fund. The Distributor currently uses all of those fees to pay dealers, brokers, banks and other financial institutions periodically for providing personal service and maintenance of accounts of their customers that hold Class A shares. Any unreimbursed expenses the Distributor incurs with respect to Class A shares in any fiscal year cannot be recovered in subsequent periods. Fees incurred by the Fund under the Plan are detailed in the Statement of Operations.
Distribution and Service Plans for Class B and Class C Shares. The Fund has adopted Distribution and Service Plans (the “Plans”) for Class B and Class C shares under Rule 12b-1 of the Investment Company Act of 1940 to compensate the Distributor for its services in connection with the distribution of those shares and servicing accounts. Under the Plans, the Fund pays the Distributor an annual asset-based sales charge of 0.75% on Class B and Class C shares daily net assets. The Distributor also receives a service fee of 0.15% per year under each plan. If either the Class B or Class C plan is terminated by the Fund or by the shareholders of a class, the Board of Trustees and its independent trustees must determine whether the Distributor shall be entitled to payment from the Fund of all or a portion of the service fee and/or asset-based sales charge in respect to shares sold prior to the effective date of such termination. Fees incurred by the Fund under the Plans are detailed in the Statement of Operations. The Distributor determines its uncompensated expenses under the Plans at calendar quarter ends. The Distributor’s aggregate uncompensated expenses under the Plans at June 30, 2011 were as follows:

Class B	$1,847,552
Class C	3,266,558
Sales Charges. Front-end sales charges and contingent deferred sales charges (“CDSC”) do not represent expenses of the Fund. They are deducted from the proceeds of sales of Fund shares prior to investment or from redemption proceeds prior to remittance, as applicable. The sales charges retained by the Distributor from the sale of shares and the CDSC retained by the Distributor on the redemption of shares is shown in the following table for the period indicated.

		Class A	Class B	Class C
		Contingent	Contingent	Contingent
	Class A	Deferred Sales	Deferred Sales	Deferred Sales
	Front-End Sales	Charges	Charges	Charges
	Charges Retained	Retained by	Retained by	Retained by
Year Ended	by Distributor	Distributor	Distributor	Distributor

July 29, 2011	$92,291	$17,994	$70,723	$23,309
Waivers and Reimbursements of Expenses. The Manager has voluntarily agreed to reimburse the Fund for a portion of the legal costs and fees incurred in connection with the pending litigation matters discussed in the “Pending Litigation” note which appears later in this report. During the year ended July 29, 2011, the Manager reimbursed the Fund $44,083 for legal costs and fees.
     OFS has voluntarily agreed to limit transfer and shareholder servicing agent fees for all classes to 0.35% of average annual net assets per class.
     Some of these undertakings may be modified or terminated at any time, as indicated in the Fund’s prospectus.
5. Borrowings
The Fund can borrow money from banks in amounts up to one third of its total assets (including the amount borrowed) less all liabilities and indebtedness other than borrowings. The Fund can use those borrowings for investment-related purposes such as purchasing portfolio securities. The Fund also may borrow to meet redemption obligations or for temporary and emergency purposes.
     The Fund can also use the borrowings for other investment-related purposes, including in connection with the Fund’s inverse floater investments as discussed in Note 1. The Fund may use the borrowings to reduce the leverage amount of, or unwind or “collapse” trusts that issued “inverse floaters” owned by the Fund, or in circumstances in which the Fund has entered into a shortfall and forbearance agreement with the sponsor of the inverse floater trust to meet the Fund’s obligation to reimburse the sponsor of the inverse floater for the difference between the liquidation value of the underlying bond and the amount due to holders of the short-term floating rate notes issued by the Trust. See the discussion in Note 1 (Inverse Floating Rate Securities) for additional information.
     The purchase of securities with borrowed funds creates leverage in the Fund. The use of leverage will subject the Fund to greater costs than funds that do not borrow for leverage, and may also make the Fund’s share price more sensitive to interest changes. The interest on borrowed money is an expense that might reduce the Fund’s yield. Expenses incurred by the Fund with respect to interest on borrowings and commitment fees are disclosed separately or as other expenses on the Statement of Operations.

     The Fund entered into a Revolving Credit and Security Agreement (the “Agreement”) with conduit lenders and Citibank N.A. which enables it to participate with certain other Oppenheimer funds in a committed, secured borrowing facility that permits borrowings of up to $2.0 billion, collectively, by the Oppenheimer Rochester Funds. To secure the loan, the Fund pledges investment securities in accordance with the terms of the Agreement. Securities held in collateralized accounts to cover these borrowings are noted in the Statement of Investments. Interest is charged to the Fund, based on its borrowings, at current commercial paper issuance rates (0.175% as of July 29, 2011). The Fund pays additional fees annually to its lender on its outstanding borrowings to manage and administer the facility and is allocated its pro-rata share of an annual structuring fee and ongoing commitment fees both of which are based on the total facility size. Total fees and interest that are included in expenses on the Fund’s Statement of Operations related to its participation in the borrowing facility during the year ended July 29, 2011 equal 0.09% of the Fund’s average net assets on an annualized basis. The Fund has the right to prepay such loans and terminate its participation in the conduit loan facility at any time upon prior notice.
As of July 29, 2011, the Fund had borrowings outstanding at an interest rate of 0.175%. Details of the borrowings for the year ended July 29, 2011 are as follows:

Average Daily Loan Balance	$8,830,137
Average Daily Interest Rate	0.235%
Fees Paid	$473,508
Interest Paid	$23,096
6. Reverse Repurchase Agreements
The Fund may engage in reverse repurchase agreements. A reverse repurchase agreement is the sale of one or more securities to a counterparty at an agreed-upon purchase price with the simultaneous agreement to repurchase those securities on a future date at a higher repurchase price. The repurchase price represents the repayment of the purchase price and interest accrued thereon over the term of the repurchase agreement. The cash received by the Fund in connection with a reverse repurchase agreement may be used for investment-related purposes such as purchasing portfolio securities or for other purposes such as those described in the preceding “Borrowings” note.
     The Fund entered into a Committed Repurchase Transaction Facility (the “Facility”) with J.P. Morgan Securities LLC (the “counterparty’) which enables it to participate with certain other Oppenheimer funds in a committed reverse repurchase agreement facility that permits aggregate outstanding reverse repurchase agreements of up to $750 million, collectively. Interest is charged to the Fund on the purchase price of outstanding reverse repurchase agreements at current LIBOR rates plus an applicable spread. The Fund is also allocated its pro-rata share of an annual structuring fee based on the total Facility size and ongoing commitment fees based on the total unused amount of the Facility. The Fund retains the economic exposure to fluctuations in the value of securities subject to reverse repurchase agreements under the Facility and therefore these transactions are considered secured borrowings for financial reporting purposes. The Fund also continues to receive the economic benefit of interest payments received on securities subject to reverse repurchase agreements, in the form of a direct payment from the counterparty. These payments are included in interest income on the Statement of Operations. Total fees and interest related to the Fund’s participation in the Facility during the year ended July 29, 2011 are included in expenses on the Fund’s Statement of Operations and equal 0.01% of the Fund’s average net assets on an annualized basis.
     The securities subject to reverse repurchase agreements under the Facility are valued on a daily basis. To the extent this value, after adjusting for certain margin requirements of the Facility, exceeds the cash proceeds received, the Fund may request the counterparty to return securities equal in margin value to this excess. To the extent that the cash proceeds received exceed the margin value of the securities subject to the transaction, the counterparty may request additional securities from the Fund. The Fund has the right to declare the first or fifteenth day of any calendar month as the repurchase date for any outstanding reverse repurchase agreement upon delivery of advanced notification and may also recall any security subject to such a transaction by substituting eligible securities of equal or greater margin value according to the Facility’s terms.
     The Fund executed no transactions under the Facility during the year ended July 29, 2011.
7. Pending Litigation
Since 2009, a number of lawsuits have been filed in federal and state courts against the Manager, the Distributor and certain Oppenheimer mutual funds — including the Fund — advised by the Manager and distributed by the Distributor (the “Defendant Funds”). Several of these lawsuits also name as defendants certain officers and current and former trustees of the respective Defendant Funds. The lawsuits raise claims under federal and state securities laws and state common law and allege, among other things, that the disclosure documents of the respective Defendant Fund contained misrepresentations and omissions and that the respective Defendant Fund’s investment policies were not followed. The plaintiffs in these actions seek unspecified damages, equitable relief and an award of attorneys’ fees and litigation expenses. On June 1, 2011, the U.S. District Court for the District of Colorado gave preliminary approval to stipulations and agreements of settlement in certain purported class action lawsuits involving two Defendant Funds, Oppenheimer Champion Income Fund and Oppenheimer Core Bond Fund. Those settlements are subject to the final approval of the court. Final approval of the settlements also requires that a sufficient number of class members approve the settlement to induce the settling defendants to proceed with it. These settlements do not resolve any of the outstanding lawsuits relating to the Fund, nor any other lawsuits outstanding against Oppenheimer Champion Income Fund, Oppenheimer Core Bond Fund or other Defendant Funds.

     In 2009, what are claimed to be derivative lawsuits were filed in New Mexico state court against the Manager and a subsidiary (but not against the Fund) on behalf of the New Mexico Education Plan Trust. These lawsuits allege breach of contract, breach of fiduciary duty, negligence and violation of state securities laws, and seek compensatory damages, equitable relief and an award of attorneys’ fees and litigation expenses.
     Other lawsuits have been filed since 2008 in various state and federal courts against the Manager and certain of its affiliates by investors seeking to recover investments they allegedly lost as a result of the “Ponzi” scheme run by Bernard L. Madoff and his firm, Bernard L. Madoff Investment Securities, LLC (“BLMIS”). Plaintiffs in these suits allege that they suffered losses as a result of their investments in several funds managed by an affiliate of the Manager and assert a variety of claims, including breach of fiduciary duty, fraud, negligent misrepresentation, unjust enrichment, and violation of federal and state securities laws and regulations, among others. They seek unspecified damages, equitable relief and awards of attorneys’ fees and litigation expenses. None of the suits have named the Distributor, any of the Oppenheimer mutual funds or any of their independent Trustees or Directors as defendants. None of the Oppenheimer mutual funds invested in any funds or accounts managed by Mr. Madoff or BLMIS. On February 28, 2011, a stipulation of partial settlement of certain purported class action lawsuits relating to these matters was filed in the U.S. District Court for the Southern District of New York. On August 8, 2011, the court issued a ruling approving the settlement as fair, reasonable and adequate. The court’s approval of the settlement is subject to potential appeal by claimants. On July 29, 2011, a stipulation of settlement between certain affiliates of the Manager and the Trustee appointed under the Securities Investor Protection Act to liquidate BLMIS was filed in the U.S. Bankruptcy Court for the Southern District of New York to resolve purported preference and fraudulent transfer claims by the Trustee. This settlement is subject to the final approval of the court. The aforementioned settlements do not resolve any of the other outstanding lawsuits relating to these matters.
     On April 16, 2010, a lawsuit was filed in New York state court against the Manager, an affiliate of the Manager and AAArdvark IV Funding Limited (“AAArdvark IV”), an entity advised by the Manager’s affiliate, in connection with investments made by the plaintiffs in AAArdvark IV. Plaintiffs allege breach of contract against the defendants and seek compensatory damages, costs and disbursements, including attorney fees. On July 15, 2011, a lawsuit was filed in New York state court against the Manager, an affiliate of the Manager and AAArdvark I Funding Limited (“AAArdvark I”), an entity advised by the Manager’s affiliate, in connection with investments made by the plaintiffs in AAArdvark I. The complaint alleges breach of contract against the defendants and seeks compensatory damages, costs and disbursements, including attorney fees.
     The Manager believes the lawsuits described above are without legal merit and, with the exception of actions it has agreed to settle, is defending against them vigorously. The Defendant Funds’ Boards of Trustees have also engaged counsel to represent the Funds and the present and former Independent Trustees named in those suits. While it is premature to render any opinion as to the outcome in these lawsuits, or whether any costs that the Defendant Funds may bear in defending the suits might not be reimbursed by insurance, the Manager believes that these suits should not impair the ability of the Manager or the Distributor to perform their respective duties to the Fund, and that the outcome of all of the suits together should not have any material effect on the operations of any of the Oppenheimer mutual funds.